Exhibit 12

January 10, 2017

Board of Directors

Rayton Solar, Inc.

To the Board of Directors:

We are acting as counsel to Rayton Solar, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to (i) 30,921,054 shares of the Company’s Common Stock by the Company (the “Primary Offering”), and (ii) 1,973,682 shares of the Company’s Common Stock by certain selling stockholders of the Company (the “Stockholder Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the articles of incorporation (as amended) and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that (i) the 30,921,054 shares of Common Stock being sold pursuant to the offering statement in the Primary Offering are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and (ii) the 1,973,682 shares of Common Stock being sold by certain selling stockholders of the Company pursuant to the offering statement in the Stockholder Offering are duly authorized, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ KHLK, LLP

By Jamie Ostrow, Partner